Eastman Announces Record Sales and Earnings

All Segments Report Record Quarterly Earnings

KINGSPORT, Tenn., July 28, 2011 – Eastman Chemical Company (NYSE:EMN) today announced earnings from continuing operations of $2.90 per diluted share for second quarter 2011 versus $1.92 per diluted share for second quarter 2010. Excluding a $15 million gain in second quarter 2011 from the sale of previously impaired methanol assets in Beaumont, Texas, and $3 million of restructuring charges in second quarter 2010, earnings from continuing operations were $2.76 per diluted share in second quarter 2011 and $1.95 per diluted share in second quarter 2010. For reconciliation to reported company and segment earnings, see Tables 3 and 4 in the accompanying second-quarter 2011 financial tables.

“For the second consecutive quarter, we reported record earnings, and we are on track to report record annual earnings for this year,” said Jim Rogers, Chairman and CEO. “This performance demonstrates the strength of our portfolio of businesses, including innovative new products and the benefits of geographic and end-market diversity. I remain confident that the combination of growth in our core businesses and our disciplined capital allocation will continue this track record of annual earnings growth over the next several years.”

(In millions, except per share amounts)	2Q2011	2Q2010
Sales revenue	$1,885	$1,502
Earnings per diluted share from continuing operations	$2.90	$1.92
Earnings per diluted share from continuing operations excluding asset impairments and restructuring charges (gains), net*	$2.76	$1.95
Net cash provided by operating activities	$207	$206

*For reconciliation to reported company and segment earnings, see Tables 3 and 4 in the accompanying second-quarter 2011 financial tables.

Sales revenue for second quarter 2011 was $1.9 billion, a 26 percent increase compared with second quarter 2010 due to higher selling prices and higher sales volume. The higher selling prices were in response to higher raw material and energy costs and were also attributed to strengthened demand, particularly in the U.S., and tight industry supply. The higher sales volume was primarily due to growth in plasticizer product lines, increased demand for acetyl chemicals, the fourth quarter 2010 restart of a previously idled olefins cracking unit at the Texas facility, and strengthened end-market demand primarily in the packaging, transportation, and durable goods markets.

Operating earnings in second quarter 2011 increased to $303 million compared with operating earnings of $249 million in second quarter 2010, excluding asset impairments and restructuring charges and gains in both periods. Operating earnings increased due to higher selling prices and higher sales volume, which more than offset higher raw material and energy costs.

Segment Results 2Q 2011 versus 2Q 2010

Coatings, Adhesives, Specialty Polymers and Inks – Sales revenue increased by 18 percent due to higher selling prices and higher sales volume. The higher selling prices were in response to higher raw material and energy costs and were also attributed to strengthened demand, particularly in the U.S., and tight industry supply. The higher sales volume was attributed primarily to strengthened end-use demand in the packaging, transportation, and durable goods markets, particularly in the U.S. Operating earnings in second quarter 2011 increased to $99 million compared with operating earnings of $92 million in second quarter 2010. The increase was due to higher selling prices, higher sales volume, and the increased benefits from cracking propane to produce propylene at low cost, which more than offset higher raw material and energy costs.

Fibers – Sales revenue increased by 21 percent due to a favorable shift in product mix, higher sales volume, and higher selling prices. The favorable shift in product mix was mainly due to higher acetate tow sales volume resulting from increased utilization of the recently completed acetate tow manufacturing facility in Korea. The higher selling prices were in response to higher raw material and energy costs, particularly for wood pulp. Operating earnings in second quarter 2011 increased to $93 million compared with $81 million in second quarter 2010 due to higher acetate tow sales volume in Asia Pacific and higher selling prices, partially offset by higher raw material and energy costs.

Performance Chemicals and Intermediates – Sales revenue increased by 35 percent due to higher selling prices and higher sales volume. The higher selling prices were in response to higher raw material and energy costs and were also attributed to strengthened demand in the U.S. and tight industry supply. The higher sales volume was due to growth in plasticizer product lines and was also attributed to customer buying patterns for acetyl chemicals. In addition, sales volume increased due to the fourth quarter 2010 restart of a previously idled olefins cracking unit at the Texas facility. Operating earnings in second quarter 2011 increased to $88 million compared to $71 million in second quarter 2010 excluding restructuring charges. The increase was due primarily to higher selling prices, higher sales volume, and the increased benefits from cracking propane to produce propylene at low cost, which more than offset higher raw material and energy costs.

Specialty Plastics – Sales revenue increased by 23 percent due primarily to higher selling prices, which more than offset higher raw material and energy costs, particularly for paraxylene. Operating earnings in second quarter 2011 increased to $37 million compared with operating earnings of $21 million in second quarter 2010. Operating earnings increased in the Asia Pacific region due to higher selling prices and in the Europe, Middle East and Africa region due to both higher sales volume and higher selling prices.

Cash Flow

Eastman generated $207 million in cash from operating activities during second quarter 2011, primarily due to strong net earnings. Second-quarter 2011 cash flows included $55 million of a total anticipated $110 million tax payment for the gain on the sale of the PET business completed in first quarter 2011. During second quarter 2011, share repurchases totaled $103 million.

Outlook

Commenting on the outlook for third quarter and full year 2011, Rogers said: "Our strong portfolio of businesses delivered significant earnings growth in the first half of 2011, and we expect they will continue to deliver earnings growth in the second half of the year. We also expect normal seasonal declines in our sales volume, and continued volatility in raw material and energy costs. In addition, we will have costs related to planned and unplanned shutdowns that are expected to be approximately $25 million higher in the second half of 2011 compared with the first half.  Even with these higher costs, we expect third quarter 2011 earnings per share to be slightly higher than third quarter 2010 earnings per share of $2.22. In addition, we expect full-year 2011 earnings per share to be slightly higher than $9.25." Costs and charges related to acquisitions that could be completed in the second half of the year are excluded from earnings projections.

Eastman will host a conference call with industry analysts on July 29 at 8:00 a.m. EDT. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-1498, passcode number 3084013.  A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations.  A telephone replay will be available continuously from 11:00 a.m. EDT, July 29, to 11:00 a.m. EDT, August 8, at (888) 203-1112 or (719) 457-0820, passcode 3084013.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for sales volumes, raw material and energy costs, capacity shutdown costs, and earnings for third quarter, second half, and full-year 2011, and for annual earnings for the next several years. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for first quarter 2011 available, and the Form 10-Q to be filed for second quarter 2011 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC information section.

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day.  Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions.  The company is committed to finding sustainable business opportunities within the diverse markets it serves.  A global company headquartered in Kingsport, Tenn., USA, Eastman had 2010 sales of $6 billion.  For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

EASTMAN CHEMICAL COMPANY – EMN	July 28, 2011
5:00 PM EDT

FINANCIAL INFORMATION
July 28, 2011

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), July 29, 2011.

The Company completed the sale of the polyethylene terephthalate ("PET") business, related assets at the Columbia, South Carolina, site, and technology of its Performance Polymers segment on January 31, 2011.  The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations under accounting principles generally accepted in the United States.

EASTMAN CHEMICAL COMPANY – EMN	July 28, 2011
5:00 PM EDT

TABLE 1 - STATEMENTS OF EARNINGS

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2011	2010	2011	2010

Sales	$1,885	$1,502	$3,643	$2,872
Cost of sales	1,422	1,118	2,747	2,171
Gross profit	463	384	896	701

Selling, general and administrative expenses	121	102	234	197
Research and development expenses	39	33	75	66
Asset impairments and restructuring charges (gains), net	(15)	3	(15)	3
Operating earnings	318	246	602	435

Net interest expense	18	25	37	50
Other charges (income), net	(6)	7	(12)	14
Earnings from continuing operations before income taxes	306	214	577	371
Provision for income taxes from continuing operations	96	73	185	125
Earnings from continuing operations	$210	$141	$392	$246

Earnings from discontinued operations, net of tax	--	7	8	3
Gain from disposal of discontinued operations, net of tax	1	--	31	--
Net earnings	$211	$148	$431	$249

Basic earnings per share
Earnings from continuing operations	$2.97	$1.96	$5.55	$3.40
Earnings from discontinued operations	0.01	0.09	0.54	0.04
Basic earnings per share	$2.98	$2.05	$6.09	$3.44

Diluted earnings per share
Earnings from continuing operations	$2.90	$1.92	$5.40	$3.35
Earnings from discontinued operations	0.01	0.10	0.54	0.03
Diluted earnings per share	$2.91	$2.02	$5.94	$3.38

Shares (in millions) outstanding at end of period	70.2	72.2	70.2	72.2

Shares (in millions) used for earnings per share calculation
Basic	70.7	72.3	70.7	72.3
Diluted	72.5	73.5	72.5	73.5

EASTMAN CHEMICAL COMPANY – EMN	July 28, 2011
5:00 PM EDT

TABLE 2A – SEGMENT SALES INFORMATION

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2011	2010	2011	2010
Sales by Segment
Coatings, Adhesives, Specialty Polymers, and Inks	$491	$416	$958	$789
Fibers	331	274	621	541
Performance Chemicals and Intermediates	729	541	1,423	1,023
Specialty Plastics	334	271	641	519

Total Eastman Chemical Company	$1,885	$1,502	$3,643	$2,872

TABLE 2B – SALES REVENUE CHANGE

Second Quarter 2011 Compared to Second Quarter 2010
Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	18%	6%	12%	(2) %	2%
Fibers	21%	5%	5%	11%	-- %
Performance Chemicals and Intermediates	35%	15%	19%	-- %	1%
Specialty Plastics	23%	3%	18%	1%	1%

Total Eastman Chemical Company	26%	9%	14%	2%	1%

First Six Months 2011 Compared to First Six Months 2010
Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	21%	8%	14%	(1) %	-- %
Fibers	15%	5%	4%	6%	-- %
Performance Chemicals and Intermediates	39%	23%	18%	(2) %	-- %
Specialty Plastics	23%	5%	16%	2%	-- %

Total Eastman Chemical Company	27%	13%	14%	-- %	-- %

EASTMAN CHEMICAL COMPANY – EMN	July 28, 2011
5:00 PM EDT

TABLE 2C – SALES BY REGION

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2011	2010	2011	2010

Sales by Region
United States and Canada	$1,004	$791	$1,922	$1,482
Asia Pacific	434	355	831	689
Europe, Middle East, and Africa	370	284	725	560
Latin America	77	72	165	141

Total Eastman Chemical Company	$1,885	$1,502	$3,643	$2,872

TABLE 2D – SALES REVENUE CHANGE BY REGION

Second Quarter 2011 Compared to Second Quarter 2010
Change in Sales Revenue Due To
(Unaudited)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	27%	10%	16%	1%	-- %
Asia Pacific	23%	5%	12%	5%	1%
Europe, Middle East, and Africa	30%	13%	13%	-- %	4%
Latin America	6%	(6) %	10%	1%	1%

Total Eastman Chemical Company	26%	9%	14%	2%	1%

First Six Months 2011 Compared to First Six Months 2010
Change in Sales Revenue Due To
(Unaudited)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	30%	15%	15%	-- %	-- %
Asia Pacific	21%	6%	11%	3%	1%
Europe, Middle East, and Africa	29%	16%	13%	-- %	-- %
Latin America	16%	5%	13%	(2) %	-- %

Total Eastman Chemical Company	27%	13%	14%	-- %	-- %

EASTMAN CHEMICAL COMPANY – EMN	July 28, 2011
5:00 PM EDT

TABLE 3 - OPERATING EARNINGS AND ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES (GAINS), NET BY SEGMENT; SEGMENT OPERATING EARNINGS RECONCILIATIONS

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2011	2010	2011	2010
Operating Earnings by Segment and Item

Coatings, Adhesives, Specialty Polymers, and Inks
Operating earnings	$99	$92	$197	$157

Fibers
Operating earnings	93	81	174	159

Performance Chemicals and Intermediates
Operating earnings	88	68	176	103
Asset impairments and restructuring charges, net (1)	--	3	--	3
Operating earnings excluding item	88	71	176	106

Specialty Plastics
Operating earnings	37	21	67	40

Total Operating Earnings by Segment and Item
Total operating earnings	317	262	614	459
Total asset impairments and restructuring charges, net	--	3	--	3
Total operating earnings excluding item	317	265	614	462

Other (2)
Operating earnings (loss)	1	(16)	(12)	(24)
Asset impairments and restructuring charges (gains), net (3)	(15)	--	(15)	--
Operating loss excluding item	(14)	(16)	(27)	(24)

Total Eastman Chemical Company
Total operating earnings	$318	$246	$602	$435
Total asset impairments and restructuring charges (gains), net	(15)	3	(15)	3
Total operating earnings excluding item	$303	$249	$587	$438

(1)	Second quarter and first six months 2010 includes restructuring charges of $3 million, primarily for severance associated with the acquisition and integration of Genovique Specialty Corporation.
(2)
Research and development and other expenses and asset impairments and restructuring charges (gains), net, not identifiable to an operating segment are not included in segment operating results for either of the periods presented and are shown as "other" operating earnings (loss).

(3)
Second quarter and first six months 2011 includes $15 million gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project.

EASTMAN CHEMICAL COMPANY – EMN	July 28, 2011
5:00 PM EDT

TABLE 4 – OPERATING EARNINGS, EARNINGS, AND EARNINGS PER SHARE FROM CONTINUING OPERATIONS RECONCILIATION

EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS EXCLUDING CERTAIN ITEM

	Second Quarter 2011
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$318	$306	$210	$2.90

Certain Item:
Asset impairments and restructuring charges (gains), net	(15)	(15)	(10)	(0.14)
Excluding item	$303	$291	$200	$2.76

	Second Quarter 2010
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$246	$214	$141	$1.92

Certain Item:
Asset impairments and restructuring charges, net	3	3	2	0.03
Excluding item	$249	$217	$143	$1.95

	First Six Months 2011
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$602	$577	$392	$5.40

Certain Item:
Asset impairments and restructuring charges (gains), net	(15)	(15)	(10)	(0.13)
Excluding item	$587	$562	$382	$5.27

	First Six Months 2010
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$435	$371	$246	$3.35

Certain Item:
Asset impairments and restructuring charges, net	3	3	2	0.03
Excluding item	$438	$374	$248	$3.38

EASTMAN CHEMICAL COMPANY – EMN	July 28, 2011
5:00 PM EDT

TABLE 5 – STATEMENTS OF CASH FLOWS

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2011	2010	2011	2010

Cash flows from operating activities
Net earnings	$211	$148	$431	$249

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	67	70	135	139
Gain on sale of assets	(18)	--	(70)	--
Provision (benefit) for deferred income taxes	20	(4)	(32)	12
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	17	(19)	(212)	(433)
(Increase) decrease in inventories	(72)	(32)	(121)	(90)
Increase (decrease) in trade payables	62	(4)	70	90
Increase (decrease) in liabilities for employee benefits and incentive pay	45	35	(139)	(10)
Other items, net	(125)	12	(1)	24

Net cash provided by (used in) operating activities	207	206	61	(19)

Cash flows from investing activities
Additions to properties and equipment	(109)	(45)	(206)	(76)
Proceeds from sale of assets and investments	27	7	644	11
Acquisitions of and investments in joint ventures	--	(171)	--	(189)
Additions to short-term time deposits	--	--	(200)	--
Additions to capitalized software	(3)	(1)	(5)	(3)
Other items, net	5	--	(6)	--

Net cash provided by (used in) investing activities	(80)	(210)	227	(257)

Cash flows from financing activities
Net increase in commercial paper, credit facility and other borrowings	--	(1)	1	1
Repayment of borrowings	(2)	--	(2)	--
Dividends paid to stockholders	(33)	(32)	(67)	(64)
Treasury stock purchases	(103)	(33)	(177)	(53)
Proceeds from stock option exercises and other items	5	21	75	33

Net cash (used in) financing activities	(133)	(45)	(170)	(83)

Effect of exchange rate changes on cash and cash equivalents	--	1	--	1

Net change in cash and cash equivalents	(6)	(48)	118	(358)

Cash and cash equivalents at beginning of period	640	483	516	793

Cash and cash equivalents at end of period	$634	$435	$634	$435

TABLE 5A – TOTAL CASH AND CASH EQUIVALENTS AND SHORT-TERM TIME DEPOSITS

	First Six Months
(Dollars in millions, unaudited)	2011	2010
Cash and cash equivalents at end of period	$634	$435
Short-term time deposits	200	--

Total cash and cash equivalents and short-term time deposits	$834	$435

EASTMAN CHEMICAL COMPANY – EMN	July 28, 2011
5:00 PM EDT

TABLE 5B – NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES RECONCILIATION AND FREE CASH FLOW

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2011	2010	2011	2010

Net cash provided by (used in) operating activities	$207	$206	$61	$(19)
Impact of adoption of amended accounting guidance (1)	--	--	--	200
Impact of tax payment on the sale of the PET business (2)	55	--	55	--
Net cash provided by operating activities excluding items	262	206	116	181

Additions to properties and equipment	(109)	(45)	(206)	(76)
Dividends paid to stockholders	(33)	(32)	(67)	(64)

Free Cash Flow	$120	$129	$(157)	$41

(1)
First six months 2010 cash from operating activities reflected the adoption of amended accounting guidance for transfers of financial assets which resulted in $200 million of receivables, which were previously accounted for as sold and removed from the balance sheet when transferred under the accounts receivable securitization program, being included on the first quarter balance sheet as trade receivables, net.  This increase in receivables reduced cash from operations by $200 million in first quarter 2010.

(2)	Second quarter 2011 cash flows included $55 million of a total anticipated $110 million tax payment for the tax gain on the sale of the PET business completed in first quarter 2011.

TABLE 6 – SELECTED BALANCE SHEET ITEMS

	June 30,	December 31,
(Dollars in millions)	2011	2010
	(unaudited)

Current Assets	$2,508	$2,047

Net Properties and Equipment	2,919	3,219

Other Assets	687	720

Total Assets	$6,114	$5,986

Payables and Other Current Liabilities	$1,037	$1,064

Short-term Borrowings	155	6

Long-term Borrowings	1,446	1,598

Other Liabilities	1,569	1,691

Stockholders’ Equity	1,907	1,627

Total Liabilities and Stockholders’ Equity	$6,114	$5,986